Exhibit 99.3

DARDEN RESTAURANTS, INC. AND RARE HOSPITALITY INTERNATIONAL, INC. UNAUDITED

PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

On October 1, 2007, Darden Restaurants, Inc. (“Darden”) completed the acquisition (the “Acquisition”) of all of the outstanding shares of common stock, no par value per share, of RARE Hospitality International, Inc., a Georgia corporation (“RARE”), pursuant to an Agreement and Plan of Merger, dated as of August 16, 2007, among Darden, Surf & Turf Merger Corp., a wholly owned subsidiary of Darden, and RARE. The total purchase price paid by Darden for the Acquisition, including fees and expenses and payments to the holders of RARE’s 2.5 percent convertible notes of approximately $134.8 million, was approximately $1.41 billion in cash. RARE owns, operates and franchises 323 restaurants, including 292 LongHorn Steakhouse® restaurants and 29 The Capital Grille® restaurants in the United States. Darden funded the Acquisition with the proceeds of its $1.15 billion interim financing facility (the “Interim Credit Facility”) and the remainder with a drawing under its $750.0 million revolving line of credit (the “Revolving Credit Facility”). Darden intends to refinance the Interim Credit Facility with the proceeds from one or more offerings of notes.

The following tables present the unaudited pro forma combined condensed financial information of Darden and RARE for the year ended May 27, 2007 and for the quarter ended August 26, 2007. The following unaudited pro forma combined condensed financial information is based on Darden’s historical consolidated financial statements filed with the Securities and Exchange Commission (“SEC”) and RARE’s historical consolidated financial statements included in this Form 8-K/A, and adjusted to give effect to:

•	The Acquisition;

•	The entry into the Interim Credit Facility and the Revolving Credit Facility;

•

The application of the proceeds from the borrowings under the Interim Credit Facility and the Revolving Credit Facility to pay the consideration for the Acquisition, to make payments to the holders of RARE’s 2.5 percent convertible notes, which became convertible upon the consummation of the Acquisition, and to pay transaction fees and expenses incurred in connection with these transactions; and

•	The proposed offering of $1.15 billion of notes to refinance the Interim Credit Facility.

The unaudited pro forma combined condensed balance sheet as of August 26, 2007 gives effect to the above transactions as if they had occurred on August 26, 2007. The unaudited pro forma combined condensed statement of earnings for the year ended May 27, 2007 and for the quarter ended August 26, 2007 give effect to the above transactions as if they had occurred as of May 29, 2006. The fiscal years of Darden and RARE differ by more than 93 days. For the purpose of preparing the unaudited pro forma combined condensed financial information, Darden used its latest filed financial statements for the fiscal year ended May 27, 2007 from its Annual Report on Form 10-K and the three months ended August 26, 2007 from its Quarterly Report on Form 10-Q. In order to meet the SEC pro forma financial information requirements in combining a twelve-month period for RARE that is within 93 days of Darden’s latest annual financial statements filed with the SEC, Darden combined RARE’s nine-month period ended December 31, 2006 with RARE’s three-month period ended April 1, 2007. This twelve-month period was combined with Darden’s fiscal year ended May 27, 2007. In addition, Darden combined RARE’s three-month period ended July 1, 2007 with Darden’s three-month period ended August 26, 2007. As a result, these unaudited pro forma combined condensed statements include the unaudited balance sheet of RARE as of July 1, 2007 and the unaudited statements of earnings of RARE for the twelve months ended April 1, 2007 and the quarter ended July 1, 2007. The date and periods of RARE financial information included in the pro forma combined condensed statements are the most comparable to those of Darden and may differ from those reflected in RARE’s historical financial statements.

The unaudited pro forma combined condensed financial information reflects the preliminary application of purchase accounting. The cost of the Acquisition is based upon management’s preliminary estimates of the value of the consideration and has been allocated to the assets acquired and liabilities assumed based upon management’s preliminary estimates of their respective fair values as of the date of the Acquisition. Any differences between the fair value of the consideration issued and the fair value of the assets and liabilities acquired will be recorded as goodwill. The purchase allocation pro forma adjustments, which are preliminary and have been made solely for the purpose of preparing unaudited pro forma combined condensed financial information, are subject to revision based on final determinations of fair value.

Preparation of the unaudited pro forma combined condensed financial information was based on assumptions deemed appropriate by Darden’s management. The pro forma and certain other assumptions are described in the accompanying notes. The pro forma combined condensed financial information is unaudited and does not purport to be indicative of the results which actually would have occurred if the above transactions had been consummated as described above, nor does it purport to represent the future financial position or results of operations for future periods. Management has not completed its evaluation of RARE’s accounting policies and practices to determine if they conform to Darden’s. Accordingly, other than the reclassifications discussed below and in Note 1 to the unaudited pro forma combined condensed balance sheet and statements of earnings, no adjustments have been made to the pro forma financial information related to conforming accounting policies and practices between RARE and Darden. Any changes identified by management may impact the future combined results of operations of Darden and RARE. The pro forma financial information does not include the effects of expected synergies related to the Acquisition. These synergies are expected to consist primarily of supply chain leverage and the elimination of duplicate corporate governance activities and regulatory and reporting obligations. The unaudited pro forma combined condensed financial information should be read in conjunction with the accompanying notes included in this Form 8-K/A, Darden’s Annual Report on Form 10-K for the year ended May 27, 2007, Darden’s Quarterly Report on Form 10-Q for the quarterly period ended August 26, 2007, RARE’s Annual Report on Form 10-K for the year ended December 31, 2006, RARE’s Quarterly Report on Form 10-Q for the three- and six-month periods ended July 1, 2007 and RARE’s historical consolidated financial statements and notes thereto included in this Form 8-K/A. Certain line items in RARE’s historical consolidated financial statements were reclassified to be consistent with the presentation in Darden’s historical consolidated financial statements, however, these reclassifications did not have any impact on RARE’s historical net assets or net earnings from continuing operations.

This discussion of the unaudited pro forma combined condensed financial information of Darden and RARE and the information itself contain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance, synergies and the combined businesses of Darden and RARE. Statements preceded by, followed by or that include words such as “may,” “will,” “expect’” “intend,” “anticipate,” “continue,” “estimate,” “project,” “believe,” “plan” or similar expressions are intended to identify some of the forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are included, along with this statement, for purposes of complying with the safe harbor provisions of that Act. These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the risks and uncertainties described under the heading “Risk Factors” in our Annual Report of Form 10-K for the fiscal year ended May 27, 2007 and our Quarterly Report on Form 10-Q for the quarter ended August 26, 2007. We undertake no obligation to update publicly or revise any forward-looking statements for any reason, whether as a result of new information, future events or otherwise.

DARDEN RESTAURANTS, INC. AND RARE HOSPITALITY INTERNATIONAL, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

(In millions)

	August 26, 2007	July 1, 2007
	Darden Restaurants, Inc.	RARE Hospitality International, Inc. (1)	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$47.3	$43.4	$—		$90.7
Marketable securities	—	5.9	—		5.9
Receivables, net	31.3	11.9	—		43.2
Inventories, net	226.5	16.3	—		242.8
Prepaid expenses and other current assets	34.1	7.0	—		41.1
Deferred income taxes	72.6	9.0	15.8	(2)	97.4
Assets held for sale	140.8	—	—		140.8

Total current assets	$552.6	$93.5	$15.8		$661.9
Land, buildings and equipment, net	2,221.3	569.9	—		2,791.2
Goodwill and other intangibles	—	19.2	1,053.1	(3)	1,072.3
Other assets	152.7	28.6	7.6	(4)	188.9
Deferred income taxes	5.2	3.8	(9.0	)(5)	—

Total assets	$2,931.8	$715.0	$1,067.5		$4,714.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$210.2	$33.0	$29.4	(6)	$272.6
Short-term debt	179.5	—	197.9	(7)	377.4
Accrued payroll	95.5	12.0	—		107.5
Accrued income taxes	41.5	—	—		41.5
Other accrued taxes	44.4	0.1	—		44.5
Unearned revenues	93.4	24.8	—		118.2
Other current liabilities	294.1	34.2	12.0	(8)	340.3
Liabilities associated with assets held for sale	36.5	2.1	—		38.6

Total current liabilities	$995.1	$106.2	$239.3		$1,340.6
Long-term debt, less current portion	491.0	125.0	1,025.0	(9)	1,641.0
Deferred income taxes	—	—	168.0	(5)	168.0
Deferred rent	128.6	24.1	(24.1	)(10)	128.6
Other liabilities	127.0	73.0	—		200.0

Total liabilities	$1,741.7	$328.3	$1,408.2		$3,478.2

Stockholders’ equity:
Common stock and surplus	$1,926.7	$256.6	$(210.6	)(11)	$1,972.7
Retained earnings	1,900.2	308.1	(308.1	)(11)	1,900.2
Treasury stock	(2,583.2)	(178.0)	178.0	(11)	(2,583.2)
Accumulated other comprehensive income (loss)	(33.5)	—	—		(33.5)
Unearned compensation	(19.9)	—	—		(19.9)
Officer notes receivable	(0.2)	—	—		(0.2)

Total stockholders’ equity	$1,190.1	$386.7	$(340.7)		$1,236.1

Total liabilities and stockholders’ equity	$2,931.8	$715.0	$1,067.5		$4,714.3

(1)	Certain line items in RARE’s historical consolidated financial statements were reclassified to be consistent with the presentation in Darden’s historical consolidated financial statements, however, these reclassifications did not have any impact on RARE’s historical net assets.

(2)	Reflects $15.8 million of current deferred income tax assets related to $41.4 million of purchase accounting adjustments to current liabilities.

(3)	Reflects the following:

•	($19.2) million elimination of RARE’s goodwill.

•	$452.5 million allocated to indefinite lived intangible assets associated with the Acquisition.

•	$24.7 million allocated to definite lived intangible assets associated with the Acquisition.

•	$595.1 million of transaction goodwill associated with the Acquisition, calculated as follows:

(in millions)
Preliminary estimate of purchase price comprised of:
Cash paid to common shareholders	$1,202.3
Cash paid to the holders of RARE’s 2.5 percent convertible notes	134.8
Fair value of replacement of RARE employee stock-based awards with Darden employee stock-based awards	46.0
Transaction advisory and legal costs paid by Darden	14.4
RARE employee severance and relocation costs	12.0

Total preliminary purchase price estimate	$1,409.5

RARE historical net assets acquired	(386.7)
Identified indefinite lived intangible assets	(452.5)
Identified definite lived intangible assets	(24.7)
Preliminary purchase accounting adjustments	(111.7)
Deferred income tax liabilities from preliminary purchase price adjustments	177.0
Deferred income tax assets from preliminary purchase price adjustments	(15.8)

Preliminary estimate of transaction goodwill from Acquisition	$595.1

The allocation of purchase price to goodwill and other intangibles is based on management’s preliminary estimates. When determined, fair value adjustments related to property and equipment and other assets and liabilities will impact the final allocation of the purchase price to goodwill.

(4)	Reflects the following:

•	$10.8 million to record debt issuance costs related to the Interim Credit Facility and the Revolving Credit Facility and the proposed issuance of notes to refinance the Interim Credit Facility.

•	($3.2) million elimination of RARE existing debt issuance costs in connection with the expected extinguishment of RARE’s 2.5 percent convertible notes due to the anticipated conversion of the notes.

(5)	Reflects the following:

•	($9.0) million reclassification of non-current deferred income tax assets to net against non-current deferred income tax liabilities.

•

$168.0 million of non-current deferred income tax liabilities resulting from $177.0 million of non-current deferred income tax liabilities related to $462.9 million of purchase accounting adjustments to stock-based compensation and non-current assets and liabilities, net of the ($9.0) million reclassification noted above.

(6)	Reflects $15.0 million of transaction advisory and legal costs incurred by RARE and $14.4 million of similar costs incurred by Darden in connection with the Acquisition to be paid subsequent to the consummation of the Acquisition.

(7)	Reflects $197.9 million for amounts borrowed against the Revolving Credit Facility to fund the Acquisition.

(8)	Reflects $12.0 million related to the accrual for employee severance and relocation costs expected to be incurred in connection with the Acquisition.

(9)	Reflects the following:

•	$1.15 billion of notes expected to be issued to refinance the Interim Credit Facility.

•	($125.0) million expected extinguishment of RARE’s 2.5 percent convertible notes due to the anticipated conversion of the notes.

(10)	Reflects $24.1 million elimination of RARE’s accumulated deferred rent balance.

(11)	Reflects elimination of RARE’s shareholders’ equity and the issuance of Darden stock-based compensation to RARE employees as a result of the Acquisition.

DARDEN RESTAURANTS, INC. AND RARE HOSPITALITY INTERNATIONAL, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED

STATEMENTS OF EARNINGS

(In millions, except per share data)

	Year Ended:
	May 27, 2007	April 1, 2007
	Darden Restaurants, Inc.	RARE Hospitality International, Inc. (1)	Pro Forma Adjustments		Pro Forma Combined
Sales	$5,567.1	$992.7	$—		$6,559.8
Costs and expenses:
Cost of sales:
Food and beverage	1,616.1	364.5	—		1,980.6
Restaurant labor	1,808.2	240.1	—		2,048.3
Restaurant expenses	834.5	178.3	—		1,012.8

Total cost of sales, excluding restaurant depreciation and amortization (6)	$4,258.8	$782.9	$—		$5,041.7
Selling, general and administrative	534.6	91.5	—		626.1
Depreciation and amortization	200.4	39.6	3.4	(2)	243.4
Interest, net	40.1	3.5	84.0	(3)	127.6
Asset impairment, net	2.4	4.9	—		7.3

Total costs and expenses	$5,036.3	$922.4	$87.4		$6,046.1

Earnings before income taxes	530.8	70.3	(87.4)		513.7
Income taxes	(153.7)	(22.7)	33.4	(4)	(143.0)

Earnings from continuing operations	$377.1	$47.6	$(54.0)		$370.7

Net earnings per share from continuing operations:
Basic	$2.63	$—	$—		$2.58
Diluted	$2.53	$—	$—		$2.48

Average number of common shares outstanding:
Basic	143.4	—	—		143.4
Diluted	148.8	—	0.9	(5)	149.7

(1)	Certain line items in RARE’s historical consolidated financial statements were reclassified to be consistent with the presentation in Darden’s historical consolidated financial statements, however, these reclassifications did not have any impact on RARE’s historical net earnings from continuing operations.

(2)	Reflects $3.4 million of amortization expense related to allocation of purchase price to definite lived intangible assets. Of the $3.4 million expected annual expense, $2.0 million relates to intangible assets that will be fully amortized after two full fiscal years and therefore, the expected amortization expense related to the remaining definite lived intangibles will decrease to approximately $1.4 million per year beginning in the third year from the Acquisition date. Adjustments do not include effects of expected synergies related to the Acquisition. These synergies are expected to consist primarily of supply chain leverage, the elimination of duplicate corporate governance activities and regulatory and reporting obligations.

(3)	Reflects the following:

•	($1.3) million elimination of RARE interest expense.

•

$84.2 million of pro forma interest expense related to expected borrowings of approximately $1.35 billion under the Revolving Credit Facility and the new debt expected to be issued to refinance the Interim Credit Facility. If the blended interest rate on the new debt were 0.125 percentage points higher, it would increase our total interest expense by $1.7 million for the year ended May 27, 2007.

•	$1.1 million related to the amortization of the debt issuance costs expected to be incurred to issue the debt.

(4)	Reflects taxes on the pro forma earnings before income taxes at an assumed rate of 38.25 percent.

(5)	Reflects the estimated dilutive impact of RARE’s outstanding employee stock-based compensation awards.

(6)	Total cost of sales, excluding restaurant depreciation and amortization of $186.4 million, $37.3 million and $223.7 million for Darden, RARE and pro forma combined, respectively.

DARDEN RESTAURANTS, INC. AND RARE HOSPITALITY INTERNATIONAL, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED

STATEMENTS OF EARNINGS

(In millions, except per share data)

	Quarter Ended:
	August 26, 2007	July 1, 2007
	Darden Restaurants, Inc.	RARE Hospitality International, Inc. (1)	Pro Forma Adjustments		Pro Forma Combined
Sales	$1,467.5	$269.1	$—		$1,736.6
Costs and expenses:
Cost of sales:
Food and beverage	423.8	99.0	—		522.8
Restaurant labor	471.6	65.9	—		537.5
Restaurant expenses	216.9	49.0	—		265.9

Total cost of sales, excluding restaurant depreciation and amortization (6)	$1,112.3	$213.9	$—		$1,326.2
Selling, general and administrative	143.0	23.4	—		166.4
Depreciation and amortization	50.6	11.1	0.9	(2)	62.6
Interest, net	9.7	1.8	20.4	(3)	31.9
Asset impairment, net	—	—	—		—

Total costs and expenses	$1,315.6	$250.2	$21.3		$1,587.1

Earnings before income taxes	151.9	18.9	$(21.3)		149.5
Income taxes	(45.3)	(6.2)	8.1	(4)	(43.4)

Earnings from continuing operations	$106.6	$12.7	$(13.2)		$106.1

Net earnings per share from continuing operations:
Basic	$0.76	$—	$—		$0.75
Diluted	$0.73	$—	$—		$0.72

Average number of common shares outstanding:
Basic	140.8	—	—		140.8
Diluted	146.2	—	0.9	(5)	147.1

(1)	Certain line items in RARE’s historical consolidated financial statements were reclassified to be consistent with the presentation in Darden’s historical consolidated financial statements, however, these reclassifications did not have any impact on RARE’s historical net earnings from continuing operations.

(2)	Reflects $0.9 million of amortization expense related to allocation of purchase price to definite lived intangible assets. Of the $0.9 million expected annual expense, $0.5 million relates to intangible assets that will be fully amortized after two full fiscal years and therefore, the expected amortization expense related to the remaining definite lived intangibles will decrease to approximately $0.4 million per year thereafter. Adjustments do not include effects of expected synergies related to the Acquisition. These synergies are expected to consist primarily of supply chain leverage, the elimination of duplicate corporate governance activities and regulatory and reporting obligations.

(3)	Reflects the following:

•	($0.9) million elimination of RARE interest expense.

•

$21.0 million of pro forma interest expense related to expected borrowings of approximately $1.35 billion under the Revolving Credit Facility and the new debt expected to be issued to refinance the Interim Credit Facility. If the blended interest rate on the new debt were 0.125 percentage points higher, it would increase our total interest expense by $0.4 million for the quarter ended August 26, 2007.

•	$0.3 million related to the amortization of the debt issuance costs expected to be incurred to issue the debt.

(4)	Reflects taxes on the pro forma earnings before income taxes at an assumed rate of 38.25 percent.

(5)	Reflects the estimated dilutive impact of RARE’s outstanding employee stock-based compensation awards.

(6)	Total cost of sales, excluding restaurant depreciation and amortization of $47.5 million, $10.7 million and $58.2 million for Darden, RARE and pro forma combined, respectively.